EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Genesis Bioventures, Inc.
Surrey, British Columbia, Canada

We hereby consent to the incorporation by reference in this Registration Statement of Genesis Bioventures, Inc. on Form S-8, of our report dated July 7, 2006, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Genesis Bioventures, Inc. for the year ended December 31, 2005 and to all references to our firm included in this Registration Statement.

/s/ De Joya Griffith & Company, LLC
De Joya Griffith & Company, LLC
Las Vegas, Nevada
July 20, 2006